Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated as of December 14, 2021 by and between Bespoke Extracts, Inc., a Nevada corporation (the “Company”) and Michael Feinsod (the “Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Parties wish to document the continuing role of the Executive as the Executive Chairman of the Board of Directors of the Company (the “Board”) and as Chief Executive Officer of the Company.

Accordingly, the Parties agree as follows:

1.	Employment. The Company hereby appoints the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein. The Company agrees to appoint the Executive as its Executive Chairman of the Board, its Chief Executive Officer and as a Director, and the Executive agrees to serve in such capacities, upon the terms and conditions hereinafter provided, commencing on the date first above written (the “Commencement Date”), it being understood that Executive’s appointment as a director is subject to applicable provisions of the Nevada Revised Statutes. The Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, and that its execution and performance by him will not violate the terms of any existing agreement or understanding to which the Executive is a party.

2.	Position and Duties. The Executive hereby agrees to serve as Executive Chairman of the Board and as Chief Executive Officer. Such positions shall have such duties of an executive character typically associated with such positions and which shall delegated or assigned to the Executive from time to time by the Board. The Executive shall not be required to devote any specific amount of his business time, attention, skill and efforts to the business of the Company but it is anticipated that the Executive will devote significant time to the business and affairs of the Company. The Executive shall be not required to be based in the Company’s corporate headquarters in and it is understood that reasonable travel may be required on behalf of the Company on a regular basis. The Executive shall be permitted to engage in charitable, civic and other non-business activities, including serving in academic positions, and to serve as a member of the board of directors of other organizations that are not competitive with the business of the Company, with prior Board approval and so long as such activities do not interfere with the Executive’s duties hereunder.

3.	Compensation.

a.	Cash Compensation. The Company shall pay the Executive a base salary of $10,000 per month, pursuant to the Company’s normal payroll procedures, subject to all applicable employment and income tax withholdings.

b.	Stock Grant. The Company shall issue to Executive 45,000,000 shares of restricted common stock (the “Shares”) of the Company, as soon as reasonably practicable following the execution of this Agreement. The Shares will be issued as Restricted Stock under the Company’s 2021 Equity Incentive Plan and have the terms set forth in the form of restricted stock award agreement set forth as Exhibit A hereto.

c.	Options Grant. The Company shall issue to the Executive options to purchase 30,000,000 shares of common stock (the “Options”) as soon as reasonably practicable following the execution of this Agreement. The Options will have the terms set forth in the form of the Non-

d.	Qualified Stock Option Agreement set forth as Exhibit B, including, without limitation, an exercise price of $0.06 and, a vesting schedule under which one-third of such Options will vest on each yearly anniversary of the date of grant.

e.	General Benefits and Plans. The Executive shall be entitled to participate in all compensation, employee stock option plans and employee benefit plans or programs, and to receive all benefits, including, but not limited to, health and welfare benefits, which are approved by the Board and are generally made available by the Company to all employees and to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Notwithstanding any of the foregoing, nothing in this Agreement shall require the Company to establish, maintain or continue any particular plan or program nor preclude the amendment, rescission or termination of any such plan or program that may be established from time to time.

f.	Additional Compensation/Benefits. The Executive shall be eligible to receive equity compensation (e.g., regular option grants) and other benefits or perks provided to non-employee directors of the Board.

4.	Indemnification. The Executive shall, at all times, be indemnified by the Company to the extent provided by the Company’s articles of incorporation, bylaws and applicable law, in connection with his performance of services hereunder. Additionally, the Executive shall be covered by the director and officer liability insurance provided to other directors and executives of the Company, if any. The Company shall continue to indemnify the Executive as provided above and, to the extent maintained for other officers and directors, maintain such liability insurance coverage for the Executive after the termination of this Agreement, for any claims that may be made against him with respect to his service as a director or Executive Chairman of the Company.

5.	Business Expenses/Legal Fee Reimbursement.

a.	The Company shall pay or reimburse the Executive for all reasonable travel in accordance with the Company’s standard executive policies and procedures and other travel and other reasonable expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive’s presentation of appropriate vouchers in accordance with such expense account policies and approval procedures as the Company may from time to time establish for and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.

b.	Reserved.

6.	Termination. The Executive’s service under this Agreement may be terminated by the Company with or without Cause, by the Executive with or without Good Reason or as a result of the Executive’s death or Disability. Upon termination of his employment, except as otherwise provided in this Agreement, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits.

a.	Termination for Cause. The Company may terminate the Executive’s employment for “Cause” by reason of any of the following: (i) formal admission by the Executive to (including a plea of guilty or nolo contendere to), or conviction of a felony, or any criminal offence involving the Executive’s moral turpitude under any applicable law, (ii) gross negligence or willful misconduct by the Executive in the performance of the Executive’s duties required by this Agreement; (iii) the commission of any fraud, misappropriation or misconduct by the Executive that causes demonstrable material injury, monetarily or otherwise, to the business of the Company, or (iv) material breach of this Agreement by the Executive. Prior to a termination for Cause, the Company shall provide written notice to the Executive of the reason or reasons for a potential Cause determination and provide the Executive ten (10) days to cure the reason(s), if curable. If cured, Cause shall no longer apply to the reason or reasons set forth in the Company’s notice. If the Executive is terminated for Cause, the Company shall pay to the Executive, in a lump sum, any base salary that is earned by the Executive but unpaid as of the date of the Executive’s termination of employment, paid in accordance with the Company’s payroll practices, but in no event later than ten (10) days following the Executive’s termination of employment. Following the Executive’s termination of employment for Cause, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.	Termination without Cause. The Company may terminate the Executive’s Employment without Cause upon thirty (30) days prior notice provided to the Executive.

c.	Resignation for Good Reason. The Executive may terminate this Agreement with “Good Reason” which shall be communicated by written notice of termination from the Executive to the Company (the “Notice of Termination”). The Notice of Termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and a written statement of the reason(s) for the termination. A Notice of Termination shall not be effective for a period of thirty (30) days after receipt of such Notice of Termination by the Company so that the Company has an opportunity to cure the reason or reason set forth in the Notice of Termination. If cured, Good Reason shall no longer apply to the reason or reasons set forth in the Notice of Termination. “Good Reason” shall mean a material breach of this Agreement by the Company.

d.	Resignation without Good Reason. The Executive may resign without Good Reason upon 30 days prior notice provided to the Company. Upon the Executive’s resignation without Good Reason, the Company shall pay to the Executive, in a lump sum, any base salary that is earned by the Executive but unpaid as of the date of the Executive’s termination of employment, paid in accordance with the Company’s payroll practices, but in no event later than ten (10) days following the Executive’s termination of employment. Following the Executive’s resignation of employment without Good Reason, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

e.	Termination as a result of death or Disability. The Executive’s services shall terminate upon the Executive’s death or Disability. “Disability” shall mean, to the extent consistent with applicable federal and state law, the Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for ninety (90) consecutive days or for a total of one hundred and eighty (180) days in any twelve (12) month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative, renders the Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company. The Company is not, however, required to make unreasonable accommodations for the Executive or accommodations that would create an undue hardship on the Company

f.	Severance Benefits upon Termination Without Cause or by the Executive with Good Reason or death or Disability. Upon the Executive’s termination by the Company without Cause, by the Executive with Good Reason, or upon the death or Disability of the Executive, the Executive shall be entitled to receive continued payment of the Executive’s monthly base salary for twelve (12) months following such termination (the “Severance Period”). The Company shall also pay an amount to the Executive equal to the Company’s cost of providing such benefits to the Executive for the Severance Period as if the Executive’s employment had not terminated subject to the Executive’s election for continuation coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA Coverage”). The payments described in this Section 6(f) shall not be paid or commence payment until the Company’s next regular payroll date occurring at least five (5) business days following the Executive’s satisfaction of the Release Condition (as defined below), but shall be retroactive to the next business day following the date of termination.

g.	Vesting of Options. Subject to the Release Condition and notwithstanding anything to the contrary contained in the applicable option grant agreement with respect to the Options, upon the Executive’s termination by the Company without Cause, by the Executive with Good Reason, upon the death or Disability of the Executive, the Options shall become fully vested as to all shares then unvested.

h.	Release Condition. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that the payments and benefits set forth in Section 6(f) and 6(g) upon a termination of employment, are conditioned upon and subject to the Executive’s execution of a general waiver and release of all claims, in the form attached hereto as Exhibit C, which release must be executed, delivered, and not revoked within sixty (60) days following such termination (the “Release Condition”). Payments and benefits under Sections 6(g) and 6(g) shall be made or provided or shall commence on the first regular payroll date that is after the sixtieth (60th) day after termination of employment, provided that the Release Condition is satisfied.

7.	Confidential Information.

a)	The Executive acknowledges that the Company continually develops Confidential Information, that the Executive may develop Confidential Information for the Company, and that the Executive may learn of Confidential Information during the course of his employment. The Executive will comply with the policies and procedures of the Company for protecting Confidential Information applicable to its executives generally and shall not disclose to any person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company, any Confidential Information obtained by the Executive incident to his employment or other association with the Company. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. For purposes of this Agreement, “Confidential Information” means any and all information of the Company that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company, would assist in competition against them. Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing, and financial activities of the Company, (ii) the products of the Company, (iii) the costs, sources of supply, financial performance, and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company, and (v) the people and organizations with whom the Company has business relationships and those relationships. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Confidential Information shall not include any such information (i) is or becomes in the public domain without any breach by the Executive of his obligations hereunder, (ii) has been or is later (after the Executive’ termination of employment) lawfully acquired by the Executive from sources that the Executive does not know, after reasonable inquiry, to be prohibited from making such disclosure by a confidentiality obligation or other legal, contractual or fiduciary obligation owed to the Company, or (iii) is developed after the termination of employment by the Executive or any of the Executive’s affiliates without violating Section 7 hereof.

b)	All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Company may specify, all Documents then in the Executive’s possession or control. The Executive shall immediately return such Documents and other property to the Company upon the termination of his employment and, in any event, at the Company’s request. The Executive agrees further that any property situated on the premises of, and owned by, the Company, including disks and other storage media, filing cabinets, or other work areas, is subject to inspection by the Company’s personnel with advance written notice to the Executive.

c)	Notwithstanding anything to the contrary contained herein:

(1)	nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures; and

(2)	the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purposes of reporting or investigating a suspected violation of law or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if the Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

8.	Section 409A Compliance. The Parties intend for this Agreement either to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to be exempt from the application of Code Section 409A, and this Agreement shall be construed and interpreted accordingly. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Code Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Code Section 409A) or, if earlier, the date of the Executive’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Code Section 409A that is also a business day. For purposes of Code Section 409A, each of the payments that may be made hereunder is designated as a separate payment. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Code Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Code Section 409A. To the extent that any reimbursements under this Agreement are taxable to the Executive, any such reimbursement payment due to the Executive shall be paid to the Executive as promptly as practicable consistent with Company practice following the Executive’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The taxable reimbursements under this Agreement that could constitute “deferred compensation” within the meaning of Code Section 409A are not subject to liquidation or exchange for another benefit, and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

9.	Section 280G Best After-Tax. If any payment or benefit that Executive would receive under this Agreement or otherwise, when combined with any other payment or benefit Executive receives that is contingent upon a change in control of the Company (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then at the sole discretion of the Executive, such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax (the “Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, that the Executive chooses which may result in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide Executive with the greatest economic benefit. If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.

10.	General Provisions

a.	Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by certified or registered mail or by use of an independent third party commercial delivery service for same day or next day delivery and providing a signed receipt as follows:

If to the Company:

Bespoke Extracts, Inc.

2590 Walnut Street

Denver, CO 80205

Attention:  Chief Executive Officer

If to the Executive:

Michael Feinsod

Infinity Capital

200 South Service Road, Suite 207

Roslyn, NY 11577

b.	Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

c.	Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

d.	Arbitration. Any dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by the Executive relating to his employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in New York, New York. A court of competent jurisdiction may enter judgment upon the arbitrator’s award. Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement.

e.	Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

f.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York. Each party consents to the jurisdiction and venue of the state or federal courts in New York County, New York in any action, suit or proceeding arising out of or relating to this Agreement.

g.	Entire Agreement. This Agreement, together with the agreement(s) evidencing the Options (which agreement is partially amended as set forth herein), constitute the entire agreement between the Parties relating to this subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of the Executive and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

h.	Nondisparagement. The Executive and the Company agree that each party, during the Executive’s employment and for a period of two (2) years thereafter, shall not, in any communications with the press or other media or any customer, client, supplier or member of the investment community, criticize, ridicule or make any statement which disparages or is derogatory of the other party; provided, that the Company’s obligations shall be limited to communications by its senior corporate executive officers (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this provision by the Company. Notwithstanding the foregoing, neither the Executive nor the Company shall be prohibited from making truthful statements in connection with any arbitration proceeding concerning a dispute relating to this Agreement.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date and year first above written.

BESPOKE EXTRACTS, INC.

By:	/s/ Hunter Garth
Name:	Hunter Garth
Title:	President

EXECUTIVE

/s/ Michael Feinsod
Name:	Michael Feinsod

Exhibit A

Form of Restricted Stock Award Agreement

EXHIBIT B

Form of Option Agreement

EXHIBIT C

WAIVER AND RELEASE OF CLAIMS